Exhibit 17.2

November 14, 2007

Board of Directors
Narek Pharmaceuticals, Inc.
10010 San Pedro Ave. Ste. 310
San Antonio, TX 78216

Re: Resignation as President and Secretary

To the Board of Directors:

Please be advised that I hereby resign as President and Secretary of Narek Pharmaceuticals, Inc. (the “Company”), effective upon the consummation of the transactions contemplated under that certain Common Stock Purchase Agreement by and between the Company and Genesis Holdings, Inc., dated November 14, 2007.

Very truly yours,

/s/ Anna Kazanchyan, M.D.

Anna Kazanchyan, M.D.